Exhibit 4.3
Description of the Registrant’s Securities Registered
Pursuant to Section 12 of the Securities Exchange Act of 1934
As of December 31, 2024, SSR Mining Inc.’s (“we,” “us,” or the “Company”) common shares without par value and common share purchase rights, respectively, are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Description of Common Shares
The following description of our common shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company's Certificate of Incorporation, Notice of Articles and Articles, each filed under the Business Corporations Act (British Columbia), each of which are incorporated by reference as an exhibit to the Company's Form 10-K of which this Exhibit 4.3 is a part. We encourage you to read our Certificate of Incorporation, Notice of Articles and Articles filed under the Business Corporations Act (British Columbia), and the applicable provisions of the Business Corporations Act (British Columbia), for additional information.
The Company’s authorized share capital consists of an unlimited number of common shares, without par value, of which 202,386,185 common shares were issued and outstanding as of January 31, 2025. In addition, the Company has 3,522,559 CHESS depository interests outstanding as of January 31, 2025.
All of the Company’s common shares rank equally as to voting rights, participation in a distribution of the Company’s assets on a liquidation, dissolution or winding-up and the entitlement to dividends. The holders of the Company’s common shares are entitled to receive notice of, and to attend and vote at, all meetings of shareholders (other than meetings at which only holders of another class or series of shares are entitled to vote). Each common share carries with it the right to one vote.
In the event of the Company’s liquidation, dissolution or winding-up or other distribution of the Company’s assets, the holders of the Company’s common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Company has paid out the Company’s liabilities. Distributions in the form of dividends, if any, will be set by the Company’s Board of Directors.
Any alteration of the rights attached to the Company’s common shares must be approved by at least two-thirds of the common shares voted at a meeting of the Company’s shareholders.